Trico Marine Services Announces Closing of Public Offering of Common Stock

HOUSTON, October 24, 2005 /PR Newswire - First Call/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) announced today the closing of its sale of 4,273,500 shares of its common stock (the “Offering”) at a public offering price of $24.00 per share. These shares consist of the 3,900,000 shares previously announced plus 373,500 shares resulting from the underwriters’ partial exercise of their option to purchase up to 585,000 shares of common stock from the Company to cover over-allotments. The underwriters have an over-allotment option to purchase up to an additional 211,500 shares of common stock from the Company at $24.00 per share that will expire 30 days from October 18, 2005.

The Offering was made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, email: monica_castillo@adp.com. A copy of the registration statement may be obtained by contacting the Secretary of the Company at Trico Marine Services, Inc., 2401 Fountainview Drive, Suite 920, Houston, Texas 77057 or by telephone at (713) 780-9926, or via the internet at the Company’s website at www.tricomarine.com, or at www.sec.gov.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico and Brazil. The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has principal offices in Houston, Texas and Houma, Louisiana.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.